UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 23, 2012


                        SPICY GOURMET MANUFACTURING, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                      000-54616                45-2282672
(State or other jurisdiction of        (Commission            (I.R.S. Employer
 incorporation or organization)        File Number)          Identification No.)

     7910 Ivanhoe Ave., #414
           La Jolla, CA                                            92037
  (Address of principal offices)                                 (Zip Code)

        Registrant's telephone number including area code: (858) 459-1133

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
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The following current report under Section 13 or 15(d) of the Securities
Exchange Act of 1934 is filed pursuant to Rule 13a-ll or Rule 15d-11:

CHANGE IN DIRECTORS OR PRINCIPAL OFFICERS, REGULATION FD DISCLOSURE

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS

On October 23, 2012, the Board accepted the resignation of, Ali Balaban, President, Chief Executive Officer and Director from his positions as an officer and a director of the Company, effective immediately.

Also on October 23, 2012, the Board also accepted the resignation of, Daniel C. Masters, Secretary, Treasurer and CFO, from his positions as an officer of the company effective immediately. Mr. Masters will remain a Director of the company.

Also on October 23, 2012, the Board also accepted the resignation of Dinesh Perera as Director of the company effective immediately.

Messrs.' Balaban's and Masters' and Perera's resignations were not tendered in connection with any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS.

On October 23, 2012, the Board of Directors (the "Board") of Spicy Gourmet Manufacturing, Inc. (the "Company") elected Nick Arroyo as the Company's President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Director.

Mr. Arroyo is an entrepreneurial senior executive with over 30 years experience encompassing, Audit, Finance, Accounting, Budgeting, Strategic Planning, International Operations, Marketing, Executive Management and Leadership Positions. Mr. Arroyo commenced his career in the US Air Force where he was an Accounting and Finance Officer and later became an auditor for Arthur Andersen & Company. Mr. Arroyo spent the next 20 plus years in the telecommunications/technology industry where he held Senior Management and Leadership positions in Business Development, International Services, Procurement, Sales, and Operations. Prior to joining us, Mr. Arroyo was the Managing Director of WFM Technologies, (WFMT), a provider of a leading system developed to aid and control operations in the call/contact center and BPO environment. WFMT provides the most cost effective and comprehensive Software-as-a-Service (SaaS) cloud offering workforce management solution available in the market place. Prior to WFMT, Mr. Arroyo was the President & CEO of Vault Technologies, Inc., now Eco Ventures Group, Inc. (EVGI). From 2005 to 2006 Mr. Arroyo was Vice President of Global Operations for VoIP Inc., a leading provider of voice over IP services. Mr. Arroyo holds a BS in Accounting and Finance from the Inter-American University in San Juan, Puerto Rico.

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There are no family relationships between Mr.Arroyo and any director or executive officer of the Company. There are no related-party transactions between the Company and Mr.Arroyo reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K as referenced therein. The Registrant anticipates entering into a compensation agreement with Mr. Arroyo, the terms of which will be disclosed when available, pursuant to which Mr. Arroyo is expected to receive a salary and stock based compensation. Mr. Arroyo does not hold any shares of the Registrant's common stock.

Also on October 23, 2012, the Board of the Company elected James M. Palladino as Secretary and Director. Mr. Palladino is currently serving as the Chairman of the Board and Investor Relations Director. Mr. Palladino brings over 17 years financial services experience, starting his career as a retail stock broker on Wall Street where he successfully managed individual as well corporate retail accounts for clients. Mr. Palladino was also instrumental in raising several million dollars for various institutional clients for public and private offerings, while still maintaining his client base. Upon exiting Wall Street he then established himself in the public investor relations arena where he successfully designed and implemented over a dozen digital, print and telephone marketing campaigns, as well as assisted In bringing approximately half of them public, creating shareholder value as well as investor enthusiasm. Over the last 2 years Mr. Palladino has invested in several companies both in the public and private sectors. Mr. Palladino received his technical training and an electronics degree from what is now known as DeVry University in New Jersey. There are no family relationships between Mr. Palladino and any director or executive officer of the Company. There are no related-party transactions between the Company and Mr. Palladino reportable under Item 5.02 of Form 8-K or
Item 404(a) of Regulation S-K as referenced therein. Mr. Palladino does not hold any shares of the Registrant's common stock.

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
                                   SIGNATURES

Pursuant to the Requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: October 25, 2012

                                   SPICY GOURMET MANUFACTURING, INC.


                                   By:/s/ Nick Arroyo
                                      ---------------------------------
                                      Nick Arroyo
                                      Chief Executive Officer


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